Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-158662, 333-158660, 333-142308, 333-142305, 333-63678, 333-63676, 333-37636 and 333-50495 on Form S-8 and Nos. 333-1888367, 333-109002 and 333-142672 on Form S-3 of our reports dated February 24, 2015, relating to the consolidated financial statements of Crane Co. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Crane Co. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP
Stamford, Connecticut
February 24, 2015